Exhibit 10.28

Term Sheet

23 July 2010

The ultimate structure of the arrangements contemplated hereby is subject to further analysis including evaluation from a tax perspective.  The arrangements will be reflected in definitive agreements to be signed in the future.

1.  Productos de Maíz S.A. (“Productos de Maíz”) will continue to employ Julio dos Reis as its President.

2.  In addition, Corn Products International, Inc. or any of its affiliates (collectively, “Corn Products”) will employ Mr. dos Reis as Corn Products’ Vice President and President, South America Division, effective 1 September 2010; and Mr. dos Reis shall be nominated for election as an officer of Corn Products by its Board of Directors.

3.  Mr. dos Reis’ gross base annual salary (inclusive of all duties for Corn Products, including, without limitation, Productos de Maíz) shall be $415,000 US Dollars equating to a monthly gross salary of $31,923.08 US Dollars.  The annual gross base salary is subject to applicable withholding taxes and is inclusive of the 13th month salary.

Mr. dos Reis’ gross base annual salary shall payable monthly at month end.  50% of his gross base annual salary will be paid in US Dollars to a US account.  The remaining 50% of his gross base annual salary will be paid in Argentinean Pesos valued at the market exchange rate at the close of business on the business day immediately preceding the day of payment.  The 13th month salary shall be paid at the same time as payment is made to other salaried employees of Productos de Maíz and in the same proportions of US dollars and Argentinean Pesos as the other monthly payments to Mr. dos Reis.

4.  Mr. dos Reis will continue to receive the vacation payment equal to 20% of his full monthly salary required in accordance with Argentina regulations, which will continue to be paid in Argentinean Pesos.

5.  Mr. dos Reis shall be eligible to participate in Corn Products’ annual incentive plan and its long term incentive compensation program, pursuant to their terms as applied to similarly situated executives.  Mr. dos Reis’ annual bonus target will be 75% of his base salary effective 1 September 2010.  The award will be based on earnings per share for Corn Products International, Inc. (30% weight), operating income of Corn Products’ South America Division (20% weight), cash flow from operations for Corn Products International, Inc. (25% weight) and personal objectives to be established (25% weight).  The personal objectives will be jointly established prior to the date Mr. dos Reis becomes the President of the South America Division and the amount of the annual award will be prorated for the portions of 2010 during which Mr. dos Reis serves in that position and in his current position.

Mr. dos Reis will be recommended for long-term incentive awards in January 2011 with a total grant date fair value of $300,000.  Mr. dos Reis will also be recommended for an award of 10,000 restricted shares of common stock of Corn Products International or restricted stock units on 1 September 2010; the restricted shares or restricted stock units vest one-third in year two, one-third in year four and one-third in year five.

6.  Mr. dos Reis shall have rights to severance on basic terms providing that (i) if, within the two-year period following a change of control of Corn Products International, Inc. his employment is terminated by him for good reason or is involuntarily terminated by Corn Products without cause, he will be paid severance in the amount of three times the sum of his annual base salary as in effect on the date of termination plus his target annual incentive for the year in which his termination occurs; and (ii) upon the change of control, his unvested stock options and restricted shares will become fully vested and all performance shares will be paid at target.  Any severance amounts shall be offset with any statutory severance payment required in accordance with applicable local labor laws.

7.  Severance terms will also provide that if his employment is involuntarily terminated by Productos de Maíz in cases other than a change in control of Corn Products International, Inc. and provided the termination is without cause, he will be entitled to receive a severance benefit in accordance with his full period of employment with Productos de Maíz and in accordance with the local severance policy in Argentina.

8.  Mr. dos Reis’ employment will be governed exclusively and at all times by the laws of Argentina.

9.  Mr. dos Reis will be entitled to reimbursement of customary and reasonable business expenses, including housing/hotel and airfare costs incurred when traveling.

10.  Mr. dos Reis will be eligible to participate in the benefit plans provided by Productos de Maiz to other salaried employees, including the savings plan in which he currently participates.  Additionally, Productos de Maíz will honor its previous commitment to provide Mr. dos Reis with a legacy retirement healthcare benefit initially provided to him by Refinerías de Maíz.

11.  Mr. dos Reis will execute an agreement not to compete with Corn Products and not to solicit employees of Corn Products during and for a period of two years following the end of his employment and not to reveal or use confidential information of Corn Products during or after the end of his employment

12.   Mr. dos Reis will have responsibility for reporting and accounting to applicable tax authorities regarding all personal tax liabilities; he will also be responsible for all applicable social charges and other related local taxes.  He shall be eligible for reimbursement by Corn Products if he incurs additional income tax liabilities with respect to his Corn Products income as a result of traveling for required business outside of Argentina.  Additionally, Corn Products will provide him with tax preparation services to assist in the preparation and filing of his required income tax returns.

ACCEPTED AND AGREED TO,

as of 23 July 2010

/s/ Julio dos Reis
Julio dos Reis